EXHIBIT 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

Second Amendment to Agreement and Plan of Merger (this “Second Amendment”), dated as of August 18, 2023 by and between Renovo Resource Solutions, Inc., a Florida corporation (the “Company”), and Kingfish Holding Corporation, a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser entered into an Agreement and Plan of Merger, dated as of October 28, 2022 (the “Original Merger Agreement”), pursuant to which the Company will merge with and into the Purchaser (the “Merger”) at the Effective Time, with the Purchaser being the surviving corporation (the “Surviving Corporation”);

WHEREAS, the Original Merger Agreement was amended pursuant to the First Amendment to Agreement and Plan of Merger, dated March 29, 2023 (“First Amendment”);

WHEREAS, the Company and the Purchaser have analyzed and reviewed certain tax aspects of the proposed acquisition of 6 LLC, a Florida limited liability company (“6 LLC”) owned and controlled by the shareholders of the Company, pursuant to a merger transaction to be consummated prior, and as a condition, to the Closing (“Acquisition Condition”), and the potential adverse tax consequences to holders of the equity interests in 6 LLC (“6 LLC Owners”) due to the potential forgiveness of the outstanding indebtedness of 6 LLC that would result from compliance with the Acquisition Condition;

WHEREAS, each Company Shareholder owns an identical percentage of outstanding equity of 6 LLC as they own in the Company and that the potential adverse tax impact of the Acquisition Condition on the 6 LLC Owners (and, consequently, each Company Shareholder) would substantially exceed the value of the Merger Consideration to be received by each Company Shareholder pursuant to the Merger;

WHEREAS, the Company and the Purchaser have concluded that it would be mutually beneficial to further amend the Merger Agreement to reduce or defer such adverse tax consequences to such 6 LLC Owners by eliminating the Acquisition Condition to Closing and substituting in lieu thereof a condition that that 6 LLC enter into (a) a lease agreement in substantially the form set forth in Exhibit A hereto (the “Lease Agreement”) with the Company whereby the real property on which the Company conducts its business operation (the “Property”) will be leased to the Company upon terms reasonably satisfactory to the Surviving Corporation, but in no event on terms less favorable than may be provided to unrelated third parties, and such lease will automatically be assigned to the Surviving Corporation at the Closing, and (b) a purchase option agreement in substantially the form set forth in Exhibit B hereto with the Surviving Corporation (“Purchase Option Agreement”) whereby the Surviving Corporation will be granted an exclusive option exercisable within five (5) years following the Closing, to acquire, at the sole discretion of the Surviving Corporation, either all of outstanding equity interests of 6 LLC or substantially all of the assets of 6 LLC, on a debt free basis, at a purchase price equal to (i) the fair market value of 6 LLC, as determined in accordance with the terms of the Purchase Option Agreement, plus (ii) a premium equal to fifteen percent (15%) of such fair market value;

WHEREAS, the Purchaser has concluded that the changes in the Merger transaction pursuant to this Second Amendment will not adversely affect the economic impact of the Merger transaction to its stockholders because the Surviving Corporation will not be assuming the outstanding debt obligation of 6 LLC, but will instead enter into a Lease Agreement and Purchase Option Agreement, and that no change in the Merger consideration payable to the shareholders of the Company is warranted; and

WHEREAS, pursuant to Section 11.04 of the Original Merger Agreement, the Company and the Purchaser now desire to further amend the Merger Agreement on the terms and conditions set forth in this Second Amendment (the Original Merger Agreement, as amended by the First Amendment and this Second Amendment, is referred to collectively herein as the “Merger Agreement”).

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereby agree as follows:

1. Amendments to the Merger Agreement. Pursuant to the provisions of Section 11.04 of the Merger Agreement, the parties hereto agree to amend the Merger Agreement as set forth herein.

1.1 6 LLC Assets. Section 8.18 of the Merger Agreement is hereby amended by deleting Section 8.18 in its entirety and by insertion, in lieu thereof, of the following:

“8.18 Agreements Relating to 6 LLC Properties and Assets. The Company shall take all steps necessary prior to the Closing to cause (a) 6 LLC, a Florida limited liability company (“6 LLC”) owned and controlled by the shareholders of the Company, to enter into a lease agreement in substantially the form set forth in Exhibit A to the Second Amendment (“Lease Agreement”) effective immediately after the Closing, pursuant to which all of the assets of 6 LLC will be leased to the Surviving Corporation for a period of no less than two (2) years following the Closing, which may be extended for a period of up to five (5) years by the Company, upon terms reasonably satisfactory to the Surviving Corporation, but in no event on terms that are less favorable than may be provided to unrelated third parties, and (b) 6 LLC and its equity owners to enter into a purchase option agreement with the Surviving Corporation in substantially the form set forth in Exhibit B to the Second Amendment (“Purchase Option Agreement”) whereby the Surviving Corporation will be granted an exclusive option exercisable within five (5) years following the Closing, to acquire, at the sole discretion of the Surviving Corporation, either all of outstanding equity interests of 6 LLC, or substantially all of the assets of 6 LLC, on a debt free basis, at a purchase price equal to (i) the fair market value of 6 LLC, as determined in accordance with the terms of the Purchase Option Agreement, plus (ii) a premium equal to fifteen percent (15%) of such fair market value. The Lease Agreement and the Purchase Option Agreement shall be referred to herein collectively as the “6 LLC Agreements.”

1.2 Conditions to Obligations of Purchaser. Section 9.02(i) of the Merger Agreement is hereby amended by deleting Section 9.02(i) in its entirety and by insertion, in lieu thereof, of the following:

“(i) 6 LLC Agreements. The Company shall have caused 6 LLC to enter into and deliver each of the 6 LLC Agreements prior to the Closing as required by Section 8.18 hereof.”

1.3 Outside Termination Date. Section 10.01(d) of the Merger Agreement is hereby amended by deleting Section 10.01(d) in its entirety and by insertion, in lieu thereof, of the following:

“(d) by either the Purchaser or the Company, in the event that the Merger shall not have been consummated by October 31, 2023 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Termination Date (as may be so extended); or”

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1.4 Added Definitions.

1.4.1 Section 11.01(a) of the Merger Agreement is hereby amended by adding the following definitions:

“First Amendment” shall mean the First Amendment to the Original Merger Agreement, dated March 29, 2023.

“Original Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 28, 2022, by and between the Company and the Purchaser.

“Second Amendment” shall mean the Second Amendment to the Original Merger Agreement (as amended by the First Amendment), dated August 18, 2023.

1.4.2 Section 11.01(b) of the Merger Agreement is hereby amended by adding the following definitions:

Term	Section
6 LLC Agreements	8.18
Lease Agreement	8.18
Purchase Option Agreement	8.18

2. Defined Terms. All terms that are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

3. Inconsistent Provisions. All provisions of the Merger Agreement that have not been amended by this Second Amendment shall remain in full force and effect. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Merger Agreement and this Second Amendment, the provisions of this Second Amendment shall control and be binding.

4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via e-mail with scan attachment or other transmission method, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank. Signatures on Next Page.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first written above.

KINGFISH HOLDING CORPORATION

By:	/s/ Ted Sparling
Ted Sparling
Chief Executive Officer

RENOVO RESOURCE SOLUTIONS, INC.

By:	/s/ Randall Moritz
Randall Moritz
President

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EXHIBIT A

Lease Agreement

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) dated as of [•], 2023 (the “Effective Date”), is by and between 6 LLC, a Florida limited liability company (“Landlord”), and Renovo Resource Solutions, Inc., a Florida corporation (“Tenant”).

Landlord and Tenant agree as follows:

PREMISES

Premises. Subject to the terms and provisions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the real property described on Exhibit A (the “Land”) and located at 3324 63rd Avenue East, Bradenton, Florida 34203, including, without limitation, the building currently located on the Land (the “Building”), and all other structures, and other improvements located on the Land (together with the Building, collectively, the “Improvements”). The Land and the Improvements are, collectively, the “Premises”.

TERM

Term. The initial term of this Lease (the “Initial Term”) shall be twenty-four (24) months, commencing on the Effective Date (also referred to as the “Commencement Date”). Tenant shall have the right, at its election, to extend the term of this Lease for an additional period of five (5) years commencing upon the expiration of the Initial Term (“Extension Term”), provided that Landlord shall receive written notice from Tenant of the exercise of its election at least one hundred twenty (120) days prior to the expiration of the Initial Term and provided further that Tenant shall not be in default at the time of Landlord's receipt of such notice in the performance or observance of any of the material terms of this Lease contained on the part of Tenant to be performed or observed. The Initial Term, any renewal by exercise of the Extension Term, and any other renewals of this Lease mutually agreed upon between Landlord and Tenant pursuant to a written amendment to this Lease are, collectively, the “Term.”

RENT

Rent. During the Initial Term, Tenant shall pay Landlord, as Fixed Rent (the “Fixed Rent”), the annual sum of $480,000.00, in equal monthly installments of $40,000.00. If the Extension Term is exercised, the Fixed Rent during the Extension Term shall increase on each anniversary of the Commencement Date by three percent (3%), with the first increase beginning on the third anniversary of the Commencement Date. The Fixed Rent for each calendar month during the Term shall be due on or before the first day of such calendar month. The Fixed Rent and any other amounts owed by Tenant to Landlord under this Lease are, collectively, the “Rent.” Tenant shall pay make all Rent payments to Landlord at the address listed in Section 18.8, or to such other address as Landlord may from time to time designate by written notice to Tenant.

Taxes on Rent Included in Fixed Rent. Tenant’s Fixed Rent obligation is inclusive of all applicable sales taxes such that Tenant shall not be required to pay any amounts over and above the Fixed Rent. Landlord shall deduct from the Fixed Rent and timely remit all applicable sales taxes levied, assessed, or payable on the Fixed Rent.

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Late Charges. Tenant acknowledges that late payment by Tenant to Landlord of Fixed Rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amounts of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage covering the Premises. Accordingly, if any Fixed Rent due from Tenant is not received by Landlord or Landlord’s designee within ten (10) days after such amount is due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of any Event of Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted by this Lease.

ALTERATIONS AND TENANT EQUIPMENT

Alterations. Tenant shall have the right to make any non-structural changes, additions, alterations, or improvements in or to the Premises, without the prior written consent of Landlord, and any structural changes shall only be with the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned, or delayed. All alterations made by Tenant shall be at Tenant’s sole cost and expense. All such alterations and improvements shall be deemed owned by Tenant during the Term; provided, however, subject to Section 4.2 below, the ownership of any real property improvements shall revert to Landlord on the expiration or earlier termination of this Lease.

Tenant Equipment. Tenant, at its sole cost, shall have the right to place or install its trade fixtures, machinery, and equipment (collectively, the “Tenant Equipment”) in, at, or upon the Premises, without the prior written consent of Landlord. All Tenant Equipment shall be deemed owned by Tenant at all times. Tenant may at any time (and shall upon the expiration or earlier termination of the Lease) remove any Tenant Equipment from the Premises.

SIGNS

Signs. Tenant, at its sole cost and expense, shall have the right to install signs related to Tenant’s business in or on the Premises, provided that any signs installed by Tenant shall conform with all applicable codes, laws, regulations, and ordinances (collectively, “Legal Requirements”). Upon the expiration or earlier termination of the Lease, Tenant shall remove any signs installed by Tenant in or on the Premises.

USE; COMPLIANCE WITH LAWS

Use. Tenant may use the Premises for any lawful purpose; provided, Tenant may not use the Premises in any manner that constitutes an actionable public nuisance or for any illegal purpose.

Compliance with Laws. Tenant shall, at its sole cost and expense, comply with (and shall be liable for violations and cure of) all Legal Requirements that are applicable to Tenant’s use of the Premises; provided, however, nothing in this Lease shall require Tenant to make any structural alterations or changes to the Premises or to remedy any non-compliance with Legal Requirements not resulting from Tenant’s use of the Premises.

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ENVIRONMENTAL MATTERS

Definitions. “Environmental Laws” as used herein shall mean all present and future applicable Federal, state or local laws, ordinances, rules, regulations, opinions, orders, directives and policies as, from time to time, may be amended, that relate to the environment, health or worker safety including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. Section 11001, et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300 (f), et seq.; the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq. “Hazardous Substances” as used herein shall mean (i) all chemicals, materials and substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any Environmental Laws, including, without limitation, petroleum products and materials; and (ii) all other chemicals, materials and substances, the exposure to which is prohibited, limited or regulated by any governmental authority, including asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, polychlorinated biphenyls (“PCBs”) and substances and compounds containing PCBs.

Tenant’s Environmental Covenants. Tenant shall not manufacture, process, distribute, use, treat, store, dispose of, or handle on the Premises, or transport to or from the Premises, any Hazardous Substances, except in compliance with Environmental Laws. Tenant shall not cause, permit, or allow any Hazardous Substances to be brought upon, kept, used, or released in or about the Premises except in compliance with Environmental Laws. Tenant agrees to indemnify and hold harmless Landlord against any and all claims for any costs, expenses, penalties, fines, losses, and liabilities arising out of or in connection with any failure of Tenant to comply with its obligations under this Section 7.2.

UTILITIES

Utilities. Tenant’s Fixed Rent obligations shall be deemed to include Tenant’s consideration for all electrical, water, sewer and other utilities serving the Premises, which shall remain in Landlord’s name and be timely paid by Landlord without further contribution by Tenant. Landlord shall not interrupt or cause or permit the interruption of any utility service to the Premises, except in the event of an emergency. Notwithstanding the foregoing, Tenant shall pay directly to the applicable public utility, before delinquency, all impact fees or hookup charges to modify, expand or add utilities desired by Tenant beyond those existing at the Premises as of the Commencement Date.

MAINTENANCE AND REPAIR

Maintenance by Landlord. Landlord, at Landlord’s sole expense, shall keep and maintain, and replace if necessary, in good condition and repair the Structural Elements of the Premises and Improvements. “Structural Elements” shall mean the roof, the roof membrane roof covering (including interior ceiling and any other part of the Building and other Improvements, if damaged by leakage), exterior walls (except for windows), load bearing walls and floor slabs and masonry walls, structural support beams, and the foundation of the Building and other Improvements. Notwithstanding the foregoing, Tenant shall be responsible, at Tenant’s sole expense, for effecting and paying for any repairs to Structural Elements necessitated by the negligence or willful misconduct of Tenant.

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Maintenance by Tenant. Except as set forth in Section 9.1, Landlord shall have no other maintenance, repair or replacement obligations whatsoever, with regard to any aspect of the Premises. Therefore, Tenant shall, at Tenant’s sole expense, maintain the Premises, including without limitation, the Land, the Building, all other improvements, and all aspects and components of the foregoing, throughout the Term, at Tenant’s sole expense, in good, safe and clean order, condition and repair, including, without limitation:

(a) all plumbing, heating, air conditioning, ventilation, electrical, lighting, security, fire suppression, communications and data facilities, and all components thereof, serving the Premises;

(b) the interior of the Building, including without limitation, all walls, windows, doors; and

(c) all fencing and other perimeter structures, signage, landscaping, driveways, parking areas, loading areas and docks, garbage areas, and sidewalks on the Premises.

Landlord’s Self-Help. If Tenant refuses or neglects to commence and complete any of Tenant’s obligations under this Article IX, promptly and adequately, Landlord may, but shall not be required, if such Tenant failure continues for thirty (30) days after Tenant’s receipt of written notice of such failure, make or complete said repairs and Tenant shall pay the cost thereof reasonably incurred by Landlord all due and payable within fifteen (15) days after Tenant receives invoicing from Landlord together with documentation evidencing all amounts incurred.

TAXES

Taxes. During the Term, Landlord shall pay, as and when due, all real property taxes, general and special assessments, and other charges levied on or assessed against the Premises.

INSURANCE

Insurance. Landlord, at Landlord’s sole expense, shall procure and maintain at all times during the Term, property and casualty insurance against all physical loss or damage to the Improvements, with replacement cost and agreed amount endorsements. Tenant, at Tenant’s sole expense, shall procure and maintain at all times during the Term, (a) property insurance against all physical loss or damage to all of Tenant’s property to be stored, maintained in, or at any time brought upon the Premises, with replacement cost and agreed amount endorsements; and (b) commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or as a result of the use of the Premises, in an amount not less than $1,000,000.00, combined single limit. The insurance required by this Section 11.1 shall be written by insurance companies authorized to conduct insurance business in the state where the Premises are located, and shall name Landlord, as an additional insured. Any insurance required of Tenant may be effected by a policy or policies of blanket, excess, and/or umbrella insurance.

Premiums. Tenant shall (a) pay all premiums for the insurance required to be procured by Tenant in this Article XI as and when due, (b) timely renew or replace each such policy, and (c) upon request, deliver to Landlord certificates evidencing such coverage.

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Waiver of Subrogation. Each party hereby releases the other party, and waives its entire right of recovery against the other party, for all direct, consequential, or other loss or damage arising out of or related to any damage to the releasing and waiving party’s property that is covered by property insurance carried by, or required under this Lease to be carried by, the releasing and waiving party, whether or not such loss or damage was caused by the negligence of the other party or its agents, employees, contractors, and/or invitees.

WAIVER AND INDEMNITY

Tenant’s Waiver and Indemnity. Landlord shall not be liable to Tenant or to Tenant’s employees, members, partners, venturers, officers, directors, stockholders, agents, or legal representatives (collectively, “Tenant’s Affiliates”), for any personal injury or death, or for any damage to property, on or about the Premises (a) caused by the negligence or willful misconduct of Tenant or Tenant’s Affiliates, or (b) arising out of any failure by Tenant to perform its obligations under this Lease; and Tenant hereby agrees to indemnify and hold harmless Landlord and Landlord’s Affiliates (as defined in Section 12.2 below) from any loss, expense, or claims (collectively, “Claims”) arising out of such injury, death, or damage. Notwithstanding the foregoing, Tenant’s obligation to indemnify, defend, and hold harmless Landlord and Landlord’s Affiliates in this paragraph shall not extend to any Claims against which Landlord is effectively protected by insurance; provided, however, if the amount of any such Claims shall exceed the amount of effective and collectible insurance of Landlord, Tenant’s indemnification and hold harmless obligation shall apply to such excess. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

Landlord’s Waiver and Indemnity. Tenant shall not be liable to Landlord or to Landlord’s employees, members, partners, venturers, officers, directors, stockholders, agents, or legal representatives (collectively, “Landlord’s Affiliates”), for any personal injury or death, or for any damage to property, on or about the Premises (a) caused by the negligence or willful misconduct of Landlord or Landlord’s Affiliates, or (b) arising out of any failure by Landlord to perform its obligations under this Lease; and Landlord hereby agrees to indemnify and hold harmless Tenant and Tenant’s Affiliates from any Claims damage arising out of such injury, death, or damage. Notwithstanding the foregoing, Landlord’s obligation to indemnify, defend, and hold harmless Tenant and Tenant’s Affiliates in this paragraph shall not extend to any Claims against which Tenant is effectively protected by insurance; provided, however, if the amount of any such Claims shall exceed the amount of effective and collectible insurance of Tenant, Landlord’s indemnification and hold harmless obligation shall apply to such excess. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

CASUALTY DAMAGE

Casualty Damage. If the Improvements are damaged or destroyed by fire, windstorm, or other casualty (hereinafter a “Casualty”), Tenant shall promptly give written notice thereof to Landlord. Subject to Section 13.2 and 13.3 below, in the event of a Casualty, Landlord shall proceed with reasonable diligence to rebuild or repair the Improvements on the Premises to substantially the condition in which they existed prior to such Casualty. If all or any portion of the Premises is rendered untenantable as a result of a Casualty, Tenant’s Fixed Rent shall abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises) during the portion of such untenantability.

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Termination Right. Tenant shall have the right, at its option, to cancel this Lease in the event of a Casualty that (a) damages or destroys all or substantially all of the Improvements at any time during the Term, (b) is reasonably anticipated to prevent Tenant from conducting its business in the Premises for ninety (90) days or more, or (c) occurs during the last three (3) months of the Term. Tenant shall give Landlord written notice of its intent to terminate this Lease within sixty (60) days after the date of the Casualty. If the Lease is terminated by Tenant pursuant to this paragraph, the Rent shall be abated for the unexpired portion of this Lease effective from the date of the Casualty, and Landlord shall not be obligated to rebuild or restore the Improvements.

Insurance Proceeds. All insurance proceeds attributable to the Improvements and paid as a result of any Casualty shall be used by Landlord for the purpose of rebuilding or repairing the Improvements, unless Tenant terminates this Lease as herein provided, in which event all insurance proceeds paid as a result of any Casualty to the Improvements owned by Landlord shall be paid to and be the property of Landlord. All insurance proceeds paid as a result of any Casualty of Tenant’s property or any alterations and improvements owned by Tenant shall be paid to and be the property of Tenant. Any insurance proceeds received by Landlord with respect to any Casualty to Tenant’s alterations and improvements shall be promptly paid over to Tenant. Landlord and Tenant shall jointly adjust, collect, and compromise all claims under any casualty insurance policy required by this Lease and execute and deliver all necessary proofs of loss, receipts, vouchers, and releases required by all insurers.

CONDEMNATION

Notice. If either Landlord or Tenant learns that any portion of the Premises has been or is proposed to be subjected to a Taking (as hereinafter defined), such party shall promptly notify the other party of such Taking. A “Taking” means the taking of all or any portion of the Premises or any and all access thereto as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use, or the sale or conveyance of all or any part of the Premises or any and all access thereto in lieu of or under the threat of eminent domain or condemnation.

Termination Option on Substantial Taking. If a Taking occurs during the Term that, in the reasonable judgment of Tenant, interferes with the use of the Premises for Tenant’s intended use (a “Substantial Taking”), Tenant may, at its option and upon written notice to Landlord, terminate this Lease as of the date title of any of the Premises subject to such Taking is transferred to the condemning authority (the “Taking Date”).

Continuation of Lease. If a Taking occurs during the Term that is not a Substantial Taking, or if a Substantial Taking occurs but Tenant fails to exercise its termination option according to Section 14.2, this Lease shall remain in full force and effect according to its terms, except that, effective as of the Taking Date, this Lease shall terminate automatically as to any portion of the Premises taken, and the Rent payable during the remaining Term shall be adjusted equitably in proportion to the area taken.

Reconstruction. If a Taking occurs that is not a Substantial Taking, or if a Substantial Taking occurs but Tenant fails to exercise its termination option according to Section 14.2, Landlord shall proceed diligently to repair and restore the Improvements on the Land not so taken to the condition that existed immediately prior to the Taking or, if the Premises are not capable of being so repaired and restored, as closely to such condition as is reasonably practicable, and the Rent payable during the remaining Term shall be adjusted equitably in proportion to the area taken.

Awards. If any Taking occurs, Landlord shall be entitled to receive all compensation, damages, or consideration paid or payable as a result of or in connection with such Taking, except that Tenant shall be entitled to any portion of such award or payment that is attributable to the value of any personal property or inventory and any alterations and improvements owned by Tenant, the value of the Tenant Equipment, moving expenses, business relocation expenses, and other business damages, and the value of any Improvements owned by Tenant at the time of such Taking. In addition, and notwithstanding the foregoing, to the extent Tenant has any restoration or repair obligations pursuant to this Article XIV, any Taking compensation, damages, or consideration paid to Landlord shall be made available to Tenant and used by Tenant for the purpose of such repair or restoration.

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ASSIGNMENT AND SUBLETTING

Assignment and Subletting. Tenant shall not voluntarily or by operation of law assign, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises or Tenant’s possession thereof (each a “Transfer”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If Tenant desires to Transfer any interest, Tenant shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed transferee; (ii) the nature of the proposed transferee’s business to be conducted on the Premises; (iii) the terms of the proposed Transfer; and (iv) such financial information as Landlord may request concerning the proposed transferee. If Tenant is a corporation, limited liability company or partnership, the transfer, assignment or hypothecation of any stock or interest in such entity in the aggregate in excess of fifty percent (50%), or resulting in a change in management control, shall be deemed a Transfer within the meaning and provisions of this Section 15.1; provided, however that any Transfer resulting from a merger or other business combination by and between Tenant and Kingfish Holding Corporation, or any of its affiliates, shall be deemed automatically approved by the Landlord pursuant to this Section 15.1 without any further action by Landlord or Tenant. Notwithstanding anything to the contrary stated in this Lease, if a Transfer has been effected, same shall not release Tenant from Tenant’s primary liability under this Lease to pay the Rent and to perform and comply with all other obligations of the Tenant under this Lease. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of default by any transferee of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said transferee. Landlord may consent to subsequent Transfers hereof, or amendments or modifications to this Lease with transferees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining it’s or their consent thereto, and such action shall not relieve any predecessor Tenant of liability hereunder.

Transfer by Landlord. During the Initial Term, Landlord shall not voluntarily or by operation of law assign, mortgage, sublet, or otherwise transfer or encumber all or any part of Landlord’s interest in this Lease or in the Premises (each such a “Landlord Transfer”) without Tenant’s prior written consent. If Landlord is a corporation, limited liability company or partnership, the transfer, assignment or hypothecation of any stock or interest in such entity in the aggregate in excess of fifty percent (50%), or resulting in a change in management control, shall be deemed a Landlord Transfer within the meaning and provisions of this Section 15.2. Any such Landlord Transfer in violation of this Section 15.2 shall be null and void ab initio and shall be of no force and effect. Any sale or other transfer, including by consolidation, merger or reorganization, of a majority of the voting stock of Landlord shall be a Landlord Transfer for purposes of this Section 15.2.

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END OF TERM

Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good order and condition, normal wear and tear and Casualty damage excepted. Tenant shall have no obligation or responsibility to remove any alterations, improvements, or additions made by Tenant to the Premises, or to restore the Premises to their original delivered condition, upon the expiration or sooner termination of this Lease.

Holding Over. In the event Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease Tenant shall be deemed to be occupying the Premises as a tenant from month to month, at a monthly Fixed Rent rate, payable in advance, equal to one hundred percent (100%) of the monthly Fixed Rent payable during the last month of the Term, and Tenant shall further be bound by all of the conditions, provisions, and obligations of this Lease to the extent applicable to a tenancy from month to month.

DEFAULTS AND REMEDIES

Default. Each of the following events shall constitute an event of default (each, an “Event of Default”) under this Lease: (a) the failure of Tenant to timely pay any Rent when due, which failure is not cured within thirty (30) days after receipt of written notice by Tenant; (b) the failure of Tenant to timely comply with any non-monetary term, condition, or covenant of this Lease, which failure is not cured within ninety (90) days after receipt of written notice by Tenant; provided, however, if such default cannot reasonably be cured within such ninety (90) day period, Tenant shall be entitled to such additional time as is reasonably necessary to cure such default, so long as Tenant commences curing such default within the initial ninety (90) day period and thereafter diligently pursues such cure to completion; (c) Tenant effects a Transfer in violation of Section 15.1; or (d) if any of Tenant’s interest under this Lease or in the Premises is taken upon execution or by other process of law directed against Tenant, or is subject to any attachment by any creditor or claimant against Tenant and such attachment is not discharged or disposed of within ninety (90) days after such levy. Notwithstanding any other provisions hereof, Tenant shall not be in default under this Lease for failure to perform any act required of Tenant (other than the payment of Rent or any other monetary amount) where such failure is due to inability to perform due to any cause set forth in Section 18.4 (Force Majeure).

Landlord’s Remedies. If any Event of Default occurs, Landlord shall have any and all rights and remedies available to it under Florida law. A receipt by Landlord of any sum in satisfaction of any obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

Default by Landlord. Landlord shall be in default if Landlord fails to timely perform the obligations required of Landlord under this Lease within ninety (90) days after receipt of written notice by Landlord, specifying the obligation that Landlord has failed to perform; provided, however, if such default cannot reasonably be cured within such ninety (90) day period, Landlord shall be entitled to such additional time as is reasonably necessary to cure such default, so long as Landlord commences curing such default within the initial ninety (90) day period and thereafter diligently pursues such cure to completion. Notwithstanding any other provisions hereof, Landlord shall not be in default under this Lease for failure to perform any act required of Landlord where such failure is due to inability to perform due to any cause set forth in Section 18.4 (Force Majeure).

Tenant’s Remedies. If the Landlord is in default under this Lease, Tenant shall have any and all rights and remedies available to it under Florida law, including without limitation equitable relief.

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MISCELLANEOUS

Liens. Tenant shall make full and prompt payment of all sums necessary to pay for the cost of repairs, alterations, improvements, changes, or other work done by Tenant to the Premises. Tenant shall indemnify, defend, and hold harmless Landlord against all such costs and liabilities incurred by Tenant, and against all construction liens arising out of any such work, that may be asserted, claimed, or charged against Landlord or the Premises. Notwithstanding anything to the contrary in this Lease, the interest of Landlord in the Premises shall not be subject to liens for improvements made by or for Tenant, whether or not the same shall be made or done in accordance with this Lease or other agreement between Landlord and Tenant. In no event shall Landlord or the interest of Landlord in the Premises be liable for, or subjected to, any liens under the Florida Construction Lien Law for improvements or work made by or for Tenant. In the event any notice or claim of lien shall be asserted of record against the interest of Landlord in the Premises on account of any improvement or work done by or for Tenant, or any person claiming by, through, or under Tenant, or the cost of which is the responsibility of Tenant, Tenant shall have such notice or claim of lien canceled and discharged of record as a claim against the interest of Landlord in the Premises (either by payment and satisfaction or by removal by transfer to bond or deposit as permitted by law), within ten (10) business days after Tenant’s receipt of Landlord’s written demand therefor. Pursuant to Section 713.10, Florida Statutes, notice is given to all third parties working for or at the request of Tenant that Landlord’s fee simple interest in and to the Premises shall not be liable to satisfy any unpaid amount owed to such third parties by Tenant.

Estoppel Certificates. Within twenty (20) days following written request by Landlord or Tenant, the other party shall execute, acknowledge, and deliver to the requesting party a certificate indicating any or all of the following: (a) the date on which the Term of this Lease commenced and the date on which it is then scheduled to expire; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the then current monthly rent; (d) the date through which Rent has been paid; and (e) that, to the certifying party’s actual knowledge, no default by either party exists, other than those defaults stated in such certificate. Any such certificate may be relied upon by the requesting party and (i) if Landlord is the requesting party, by any current or prospective purchaser or mortgagee, and (ii) if Tenant is the requesting party, by any current or prospective lender of Tenant or any prospective subtenant or assignee.

Subordination. This Lease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises, without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees that, upon the written request of Landlord, or any mortgagee of Landlord, Tenant shall in writing subordinate its rights hereunder to the lien of any mortgage now or hereafter in force, against the Premises and to all advances made or hereafter to be made upon the security thereof; provided, however, that the holder of such mortgage shall agree that Tenant’s peaceable possession of the Premises and all of Tenant’s rights under this Lease shall not be disturbed in any way thereby, so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods. If any proceedings are brought for foreclosure or for exercise of any power of sale under any mortgage encumbering the Premises, then upon any such foreclosure or sale, Tenant agrees to recognize the purchaser as the successor landlord under this Lease, provided that Tenant’s right to possession continues unabated and Tenant’s rights under this Lease shall continue undiminished so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods.

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Force Majeure. Except as otherwise set forth in this Lease, the obligations of a party hereunder shall toll if such party is prevented or delayed from performance by reason of any cause beyond the reasonable control of such party including, but not limited to, acts of war, emergency, terrorism, bioterrorism, governmental preemption, restrictions or orders in connection with a national emergency, disease (including, without limitation, delays arising out of the spread of any virus via epidemic, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, any executive order, or by reason of the conditions of supply and demand which have been or are affected by any of the foregoing causes (collectively, “Force Majeure”). Under no circumstances shall the non-payment of money by either party or a failure attributable to a lack of funds on the part of either party be deemed to be (or to have caused) an event of Force Majeure, nor shall any Force Majeure event excuse the payment of Rent or any other amounts owed by Tenant under this Lease. The provisions of this section shall only apply if the delayed party complies with the following requirements: (i) when the delayed party has knowledge of the existence of a Force Majeure event, which has resulted in a delay, hindrance or prevention of performance hereunder, such party shall give written notice to the other party, within ten (10) days thereof (failing which, this section shall be waived with regard to such event); and (ii) the delayed party shall take commercially reasonable steps to attempt to remove, resolve or otherwise eliminate such occurrence while keeping the other party advised with respect thereto, and shall commence performance of its obligations hereunder promptly upon such removal, resolution, or elimination.

Construction and Capitalized Terms. As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires. All capitalized terms used in this Lease shall have the meanings set forth in this Lease.

Integration. This Lease and all documents executed by Landlord and Tenant contemporaneously or in connection herewith constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and each have fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule providing that ambiguities in a document are to be construed against the drafter.

Brokers. Landlord and Tenant each hereby represent and warrant to the other that their sole contact with the other or with the Premises has been made without the assistance of any broker or other third party. Each party shall indemnify, defend, and hold harmless the other party from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including reasonable attorneys’ fees) resulting from the breach by the indemnifying party of the representation and warranty set forth in the preceding sentence. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

Notices. All notices, requests and demands to be given hereunder shall be in writing, sent by (a) certified mail, return receipt requested, postage pre-paid; or (b) recognized overnight courier service to the receiving party at the address set forth below; or such other address as such party may designate by written notice given in advance. Notices sent in compliance with this paragraph shall be deemed to be delivered: (i) five days after deposit in the United States Post Office; or (ii) one day after depositing with such overnight courier.

If to Landlord:	800 Morgan-Johnson Road
Bradenton, Florida 34208
Attention: Loriann M. Toomey

If to Tenant:	800 Morgan-Johnson Road
Bradenton, Florida 34208
Attention: Randy Moritz

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Any party hereto may change its notice address upon written notice to the other party hereto in accordance with this paragraph. Notices by the parties may be given on their behalf by their respective counsel.

Landlord Liens. Notwithstanding anything in this Lease to the contrary, Landlord hereby waives any and all of its Landlord’s Liens (as defined below). Without limiting the self-executing nature of the immediately preceding sentence, Landlord shall, within 10 business days after written request from Tenant, execute and deliver to Tenant a commercially reasonable form of waiver and access agreement in favor of any lender of Tenant. The term “Landlord’s Liens” means any contractual or statutory lien rights, and any other rights, that Landlord now possesses, or may by virtue of any law hereafter acquire, to seize, hold, distrain, levy on, take possession of, sell, or otherwise interfere with any or all chattels, new or used, that are owned, or may hereafter be acquired, by Tenant.

Quiet Enjoyment. Landlord covenants that, during the Term and so long as no Event of Default (as defined in Section 17.1) by Tenant exists, Tenant shall have quiet and peaceful possession of the Premises.

Survival. All obligations of any party hereto not fulfilled at the expiration or earlier termination of this Lease shall survive such expiration or earlier termination as continuing obligations of such party.

Binding Effect. This Lease shall inure to the benefit of and be binding upon each of the parties hereto and their heirs, legal representatives, successors, and assigns.

Modifications. No modification, waiver, or amendment of this Lease or any provisions of this Lease shall be binding upon any party to this Lease unless in writing and signed by such party.

No Waiver. No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently. No express waiver shall affect any provision other than the one specified in such waiver, and then only for the time and in the manner specifically stated.

Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect, or alter the meaning of such Articles and Sections.

Severability. If any provision of this Lease is deemed or held to be illegal, invalid or unenforceable, this Lease shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid, or unenforceable, and in all other respects this Lease shall remain in full force and effect.

Jury Trial. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant against the other with respect to any matter arising out of or in connection with this Lease and/or Tenant’s use and occupancy of the Premises.

Only Landlord/Tenant Relationship. Landlord and Tenant agree that nothing in this Lease shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

Attorneys’ Fees. If either party files suit against the other in order to enforce any of its rights under this Lease, then the party which prevails in such suit shall be entitled to collect from the other party all costs of such suit, including reasonable attorneys’ fees and court costs incurred at all tribunal levels, including, without limitation, appeals and bankruptcy.

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Time of Essence. Time is of the essence of each of the provisions of this Lease.

Governing Law. This Lease shall be construed, governed, and enforced in accordance with the laws of the State of Florida.

No Recording. Neither this Lease nor any memorandum or short form of this Lease shall be recorded, unless both parties agree in writing.

Exhibits. Any exhibits attached to this Lease constitute a part of this Lease and are incorporated into this Lease by this reference.

Radon. Florida law requires the following statement in connection with the lease of any building in Florida: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Building in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

Counterparts; Electronic Signatures. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document. Signatures given by facsimile or portable document format (PDF) shall be binding and effective to the same extent as original signatures.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO LEASE AGREEMENT]

Landlord and Tenant have executed this Lease Agreement as of the Effective Date.

TENANT: Renovo Resource Solutions, Inc., a Florida corporation		LANDLORD: 6 LLC, a Florida limited liability company

By:		By:
	Randy Moritz, President		Loriann M. Toomey, President

Exhibits:

A – Legal Description of the Land

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EXHIBIT A

(Legal Description of the Land)

Commence at the Northwest corner of the Southwest 1/4 of the Northeast 1/4 of Section 20, Township 35 South, Range 18 East, Manatee County, Florida; thence S 89°36'42" E, along the North line of said Southwest 1/4 of the Northeast 1/4, a distance of 42.00 feet; thence S 00°11'14" E, 50.00 feet to the point of intersection of the South right-of-way line of 63rd Avenue East and the East right-of-way line of 33rd Street East as described in Official Record Book 715, Page 147 of the Public Records of Manatee County, Florida for a Point of Beginning; thence continue S 00°11'14'' E, along said East right-of-way line, a distance of 600.00 feet; thence S 89°34'28" E, 617.65 feet to a point on the centerline of the Pearce Drain Drainage Easement as described and recorded in Official Record Book 715, Page 129 of said Public Records; thence N 11°57'21" E, along said centerline, a distance of 607.97 feet to a point on the South right-of-way line of said 63rd Avenue East as recorded in Official Record Book 1768, Page 4839, of said Public Records; thence N 89°35'07" W, along said South right-of-way line, a distance of 297.39 feet; thence N 00°24'56" E, along said South right-of-way line, a distance of 4.62 feet to a point on the aforementioned South right-of-way line of said 63rd Avenue East as recorded in Official Record Book 715, Page 147; thence N 89°36'42" W, along said South right-of-way line, a distance of 448.21 feet to the Point of Beginning.

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EXHIBIT B

Purchase Option Agreement

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PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (this “Agreement”), dated as of ___, 2023, is by and between 6 LLC, a Florida limited liability company (the “Company”), the members of the Company (all of which are set forth in Exhibit A hereto, the “Company Owners”), and Kingfish Holding Corporation, a Delaware corporation (“Kingfish”).

RECITALS

WHEREAS, Renovo Resource Solutions, Inc., a Florida corporation (“Renovo”), and Kingfish have entered into an Agreement and Plan of Merger, dated as of October 28, 2022 (the “Original Merger Agreement”), as amended on March 29, 2023 by the First Amendment to Agreement and Plan of Merger (the “First Amendment”) and on August 18, 2023 by the Second Amendment to Agreement and Plan of Merger (the “Second Amendment”), pursuant to which Renovo will merge with and into Kingfish (the “Merger”), with Kingfish being the surviving corporation (the “Surviving Corporation”)(the Original Merger Agreement, as amended by the First Amendment and the Second Amendment, being referred to collectively herein as the “Merger Agreement”);

WHEREAS, pursuant to the terms and conditions of the Original Merger Agreement (and the First Amendment), Renovo had agreed to take all steps necessary to acquire the Company, which is owned and controlled by the shareholders of Renovo, pursuant to a merger transaction (“Company Acquisition”) prior to the closing (the “Closing”) of the Original Merger Agreement (and the First Amendment);

WHEREAS, Renovo and Kingfish have analyzed and reviewed certain tax aspects of the proposed Company Acquisition as a condition to the Closing (the “Acquisition Condition”) and, in particular, the tax impact on the sole holders of the Company’s outstanding equity (the “Company Owners”)due to the potential forgiveness of the outstanding indebtedness of the Company that would result from the Company Acquisition;

WHEREAS, each shareholder of Renovo (“Renovo Owners”) owns an identical percentage of outstanding equity of the Company as they own in Renovo, and the potential adverse tax impact of the Acquisition Condition on the Company Owners (and, consequently, each Renovo Owner) would substantially exceed the value of the consideration to be received by each Renovo Owner pursuant to the Merger;

WHEREAS, after analyzing and reviewing such adverse tax consequences of the Acquisition Condition, each of Renovo, Kingfish, and the Company have concluded that it would be mutually beneficial to further amend the Merger Agreement to reduce or defer such adverse tax consequences to such Company Owners by eliminating the Acquisition Condition to Closing and substituting in lieu thereof a condition that Renovo and the Company Owners (the “Revised Closing Conditions”) will cause the Company prior to Closing to enter into both (a) this Agreement pursuant to which the Company shall grant the Surviving Corporation an exclusive option to acquire, at the sole discretion of the Surviving Corporation, either all of outstanding equity interests of the Company or substantially all of the Company’s assets as set forth herein, and (b) a lease agreement with Renovo relating to the Company’s real property, which is reasonably satisfactory to the Surviving Corporation and the Company, effective immediately following the Closing; and

WHEREAS, in accordance with the foregoing determinations, Renovo and Kingfish have agreed to enter into the Second Amendment, subject to the execution and delivery of this Agreement as an inducement thereto, which, among other things, substitutes the Revised Closing Conditions in lieu of the Acquisition Condition.

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NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2. Grant of Option to Purchase.

(a) Purchase Option. Subject to terms and conditions of this Agreement, the Company and each of the Company Owners hereby grants to the Surviving Corporation an exclusive option to acquire the Company and/or substantially all of the assets of the Company (the “Post-Merger Acquisition”), at the sole discretion of the Surviving Corporation, at any time prior to the Expiration Time, at the Purchase Price and in an Acquisition Structure determined by the Surviving Corporation (the “Purchase Option”).

(b) Expiration of Purchase Option. The right to exercise this Purchase Option shall commence on the effective date of the Merger (the “Commencement Date”) and expire at 11:59 p.m. on Eastern Standard Time on the fifth anniversary of the Closing of the Merger (the “Expiration Time”).1 If this Purchase Option is not exercised prior to the Expiration Time, this Purchase Option and all rights granted under this Agreement shall automatically expire and lapse, and therefore become null and void.

(c) Structure of Acquisition. In the event that the Surviving Corporation exercises the Purchase Option, the Surviving Corporation, in its sole discretion, shall have the option to make such Post-Merger Acquisition upon payment of the aggregate Purchase Price (defined below) pursuant to any of the following methods (“Acquisition Structure”):

(i) a purchase in cash by the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation of all of the outstanding equity interests of the Company (“Company Equity Interests”), including, without limitation, all units of membership interest, directly from the Company Owners (“Equity Purchase”);

(ii) an exchange transaction by the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation to the Company Owners (“Exchange Transfer”) whereby all of the outstanding Company Equity Interests will be exchanged for shares of the Surviving Corporation’s shares of common stock (“Common Stock”) or a combination of cash and Common Stock;

(iii) engage in a merger transaction by and between the Company and the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation (with the surviving subsidiary entity to be determined by the Surviving Corporation) whereby Company Owners will receive their prorated share of the aggregate Purchase Price from the payment of the merger consideration, which merger consideration shall be payable in cash or shares of Common Stock, as determined by the Surviving Corporation (“Company Merger”); or

(iv) a purchase by the Surviving Corporation or any wholly-owned subsidiary of the Surviving Corporation of all or substantially all of the Company’s assets, which Purchase Price shall be payable in cash or shares of Common Stock, as determined by the Surviving Corporation (“Asset Acquisition”).

_________________

1 NTD: Date to be tied to the closing of the merger agreement.

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3. Purchase Price.

(a) Purchase Price Amount. The aggregate purchase price payable by the Surviving Corporation upon exercise of the Purchase Option and the closing of a Post-Merger Acquisition (the “Purchase Price”) shall be an amount equal to (i) the fair market value of the Company as determined in accordance with this Agreement (“Fair Market Value”), plus (ii) a premium equal to fifteen percent (15%) of the Fair Market Value.

(b) Calculation of Fair Market Value. The Fair Market Value of the Company shall be determined by a written appraisal prepared by a Qualified Appraiser (“Appraisal”). For purposes of this Agreement, a “Qualified Appraiser” shall mean an independent real estate appraiser who has not been retained by the Company, Kingfish or any of their respective Affiliates within the last three years, having an MAI designation and at least three years of commercial real estate appraisal experience in the area within three miles of the Company Real Property or any investment bank or similar financial institution or a reputable regional or national accounting firm or financial advisor, in each case as approved by both Kingfish and the Company which has not been an Affiliate of Kingfish, the Company or any Company Owner within the three year period prior to the date of its appointment hereunder, which shall have had not less than three years’ experience in appraising, valuing, owning or managing companies in a similar line of business to the Company. If Kingfish and the Company cannot agree on such a selection, each shall select such a firm or institution and the two firms or institutions so selected shall appoint a Qualified Appraiser meeting the terms of this definition. The Appraisal shall not apply any discount to the valuation to account for the lack of marketability of Company Equity Securities or due to any transfer restrictions thereon. Notwithstanding anything herein to the contrary, if the Company receives a bona fide unsolicited written offer to purchase the Company’s assets or business from an unrelated third-party on arm’s-length terms and conditions (a “Third-Party Offer”) which provides a firm offer price for the Company assets or business, and the Surviving Corporations exercises the Purchase Option within 12 months of such Third Party Offer, then the Fair Market Value shall be equal to or greater than such firm offer price included in the Third-Party Offer.

(c) Date of Fair Market Value Determination. The Fair Market Value shall be determined, at the option and sole discretion of Kingfish (i) at any time within 60 days after Closing of the Merger and (ii) if the Purchase Option is not Exercised (as defined below) prior to August 31, 2024, at any time after such date if requested by Kingfish. If more than one Appraisal is prepared in compliance with the foregoing sentence, then the Fair Market Value shall be value set forth in the latest Appraisal.

(d) Costs of Appraisals. The reasonable expenses of the Qualified Appraiser shall be shared equally by Kingfish and the Company.

4. Exercise of Purchase Option.

(a) Notice of Exercise. Subject to the requirements set forth in this Section 4, Purchase Option may be exercised by the Surviving Corporation (the “Exercise”), in whole, but not in part, at any time beginning on the Commencement Date and continuing until the Expiration Time, by providing a duly executed written notice thereof to the Company (the “Notice”), indicating (i) the Acquisition Structure to be used to implement and consummate the Post-Merger Acquisition, (ii) whether the Purchase Price will be paid in cash, in shares of Common Stock, or a combination thereof, and (iii) the anticipated closing date for the Acquisition (“Acquisition Closing”), which Acquisition Closing date (“Acquisition Closing Date”) shall not be less than 30 days, nor more than 45 days from the delivery of the Notice.

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(b) Payment of the Purchase Price. Subject to the terms and provisions of this Agreement, the Purchase Price shall be paid by the Surviving Corporation at the Acquisition Closing as follows:

(i) the Surviving Corporation shall pay, on behalf of the Company, all amounts necessary to pay all outstanding principal and accrued interest on, and satisfy all other outstanding obligations owed by the Company under the business loan agreement and promissory note, each dated ___2023, with Hancock Whitney Bank (the “Hancock Loan”) or the Surviving Corporation shall assume the Hancock Loan as further described below;

(ii) the Purchase Price minus the payments made to satisfy the Hancock Loan, or the dollar amount of balance of the Hancock Loan assumed by the Surviving Corporation (including any accrued interest), as applicable (the “Remaining Proceeds”), shall be paid by the Surviving Corporation as follows:

(A) if the Remaining Proceeds are to be paid in cash in connection with an Equity Purchase or a Company Merger, the Surviving Corporation will purchase all of the outstanding Company Equity Interests from each Company Owner at a price per Company Equity Interest (“Per Unit Equity Price”) equal to (I) the Remaining Proceeds divided by, (II) total number of Company Equity Interests outstanding at the time of the Acquisition Closing. The Per Unit Equity Price will be paid by the Surviving Corporation directly to each of the Company Owners for each Company Equity Interest surrendered, transferred, and assigned by them to the Surviving Corporation at or after the Acquisition Closing. Such Per Unit Equity Price shall be paid to each such Company Owner by means of wire or other transfer of immediately available United States funds to an account with the bank or other financial institution as instructed by such Company Owner.

(B) if the Remaining Proceeds are to be paid in Common Stock in connection with an Exchange Transfer or a Company Merger, the Surviving Corporation will exchange shares of Common Stock for all of the outstanding Company Equity Interests from each Company Owner at an exchange rate per Company Equity Interest (“Per Unit Exchange Consideration”) equal to (I) Remaining Proceeds divided by (II) the product of (y) the total number of Company Equity Interests outstanding at the time of the Acquisition Closing, and (z) the Common Stock Market Price. The Per Unit Exchange Consideration that a Company Owner has the right to receive pursuant to this Section 4(b)(ii)(B) in respect of each Company Equity Interest held by them shall only be issued and distributed to such Company Owner upon the assignment and surrender of all such Company Equity Interests beneficially owned by such Company Owner to the Surviving Corporation. Until surrendered as contemplated by this Section 4(b)(ii)(B), the Surviving Corporation shall not be obligated to deliver any portion of the Per Unit Exchange Consideration to a Company Owner. For purposes of this Agreement, the “Common Stock Market Price” shall be deemed to be the average of the last daily sales price of Common Stock as reported by OTC Markets (otcmarkets.com), or if not reported thereby, another authoritative source selected by Surviving Corporation) for the ten (10) consecutive full trading days in which such shares are traded ending at the close of trading on the fifth business day preceding the Acquisition Closing.

(C) if an Asset Acquisition, (I) if the Remaining Proceeds are to be paid in cash, the Surviving Corporation shall pay the Remaining Proceeds to the Company by means of wire or other transfer of immediately available United States funds to an account with the bank or other financial institution as instructed by the Company, and (II) if the Remaining Proceeds are to be paid in Common Stock, the Surviving Corporation shall deliver to the Company that number of shares of Common Stock that is equal to the Remaining Proceeds divided by the Common Stock Market Price.

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(c) Conditions to Exercise of Purchase Option. Notwithstanding anything to the contrary in this Agreement and notwithstanding which Acquisition Structure is chosen by the Surviving Corporation, the Surviving Corporation shall only have the right to exercise the Purchase Option if (i) the Purchase Price shall include a sufficient amount of cash in order to pay off the balance of the Hancock Loan as of the Acquisition Closing Date, or (ii) the Surviving Corporation shall successfully assume the Hancock Loan as of the Acquisition Closing Date and the Purchase Price shall be reduced by the balance of the Hancock Loan at the time of such assumption

5. Representations and Warranties of the Company. The Company and each Company Owner hereby jointly and severally represent and warrant, to Kingfish as follows:

(a) Organization, Standing, and Power. The Company is a limited liability company duly organized, validly existing, and in active status under the laws of the State of Florida, and has the requisite company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction. The Company has provided to Kingfish a true, complete, and correct copies of the articles of organization (“Company Articles of Organization”) and the Company Articles of Organization, as amended, are in full force and effect on the date of this Agreement and at the Acquisition Closing. Except for that certain written consent dated as of October 28, 2022, which ratified the management and ownership of the Company, the Company does not, and at Closing will not have, a limited liability company operating agreement (“Operating Agreement”).

(b) Authority; Due Execution.

(i) The Company has the requisite company power and authority to approve, execute, and deliver this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby, including, but not limited to, any Post-Merger Acquisition (“Related Transactions”). The execution, delivery, and performance of this Agreement by the Company and the consummation by Company of the Related Transactions have been duly and validly authorized by all necessary company action in respect thereof on the part of Company. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery hereof by Kingfish, this Agreement is a valid and binding obligation of the Company enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought (the “Bankruptcy and Equity Exceptions”)).

(ii) Each Company Owner (A) has full legal capacity to execute and deliver this Agreement and to consummate each of Related Transactions contemplated hereby and thereby to which such Company Owner is or will be a party, including, but not limited to, any Post-Merger Acquisition and to perform his or her obligations hereunder and thereunder, (B) does not need the permission or approval of any third party, to enter into and to perform this Agreement or any of the Related Transactions, and (C) has either sought independent legal advice with respect thereto, or has waived his or her right to do so. Each Company Owner has taken appropriate company action under the Florida Revised Limited Liability Company Act (the “LLC Act”) to approve, adopt, and ratify this Agreement and each of Related Transactions on behalf of the Company in all respects and to authorize, empower and direct the Company to execute and deliver this Agreement on behalf of the Company.

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(c) No Conflicts; No Consents.

(i) Neither the execution and delivery by the Company and the Company Owners of this Agreement or the consummation by the Company and the Company Owners of any of the Related Transactions, nor compliance by the Company or the Company Owners with any of the terms or provisions herein or therein, will (A) conflict with or violate any provision of the Article of Organization, or other organizational documents of the Company (“Company Charter Documents”), (B) violate, conflict with, constitute or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or require a consent pursuant to, or result in the creation of any Lien upon any assets or properties of the Company pursuant to, any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, plan, or other instrument or obligation to which the Company or any of the Company Owners is a party or by which any of its assets or properties may be bound or affected, or (C) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Company or any of its assets or properties or any of the Company Owners.

(ii) No notice to, registration, declaration, or filing with, order, authorization, or Permit of, exemption or waiver by, or Consent of, or any action by any Governmental Entity is necessary or required as a pre‑condition to the execution and delivery of this Agreement by the Company or any of the Company Owners, or the consummation by the Company or any of the Company Owners of any of the Related Transactions contemplated hereby (regardless of Acquisition Structure), other than (A) those required in connection or compliance with the provisions of applicable Securities Laws and state corporate and securities Laws and (B) in the case of a Company Merger, any filings required to be made with the Florida Secretary and the with the Delaware Secretary.

(d) Capitalization.

(i) The authorized equity interests of the Company consists of, and as of the Acquisition Closing will consist of, only the membership interests of the Company (“Units”), all of which are, and as of Acquisition Closing will be, issued and outstanding. The Units are the only authorized or issued Company Equity Interests. Schedule 5(d) of this Agreement sets forth a complete and correct list of the holders of all the issued and outstanding Company Equity Interests and the number of Company Equity Interests held directly or indirectly by such holder.

(ii) All of the issued and outstanding Company Equity Interests were duly authorized, validly issued, and fully paid in accordance the LLC Act. None of the Common Equity Interests are subject to or were issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. None of the outstanding Company Equity Interests are subject to any preemptive rights created by statute, under the Company Charter Documents, or any Contracts to which the Company is a party. There is no indebtedness issued by the Company (A) having the right to vote on any matters on which equity holders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right); or (B) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company are issued or outstanding (collectively, “Company Voting Debt”).

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(iii) Except for the Units, there are no shares of capital stock or other voting or equity securities of the Company outstanding. As of the date hereof, there are no outstanding or authorized: (A) securities of the Company convertible into or exchangeable for Company Voting Debt or any Company Equity Interests, voting securities, or other ownership interests in the Company; (B) options, warrants, or equity rights, agreements, subscriptions, calls, demands, or other rights, commitments, or arrangements (written or oral, or contingent or otherwise) of any character to purchase or acquire any Company Equity Interests or other equity investments in any security directly or indirectly convertible in to or exchangeable or exercisable for, any (collectively, “Options”), (C) other agreements or commitments of any kind to acquire from the Company, or obligations of the Company to issue, transfer or sell or cause to be issued, transferred or sold, any Company Voting Debt, Company Equity Interests, voting securities, or other ownership interests in (or securities convertible into or exchangeable for Company Equity Interests, voting securities, or other ownership interests in) any the Company (D) any unit appreciation rights, performance units, profit participation rights, contingent value rights, "phantom" units, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Equity Interests (“Economic Interests”), in each case that have been issued by the Company. All outstanding Company Equity Interests have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws

(iv) There are no outstanding call rights or Contracts requiring the Company to repurchase, redeem, or otherwise acquire any Company Equity Securities. All distributions, dividends, repurchases and redemptions of Company Equity Securities were undertaken in compliance with the Company Charter Documents of the Company then in effect, any Contract to which the Company then was a party, and in compliance with applicable Law.

(e) Security Ownership; Conveyance of Ownership. The Company Owners are the sole beneficial owners and holders of record of all of the issued and outstanding Company Equity Interests. Each Company Owner has and, at Acquisition Closing will have, good and valid title to all of the Company Equity Interests held by each of them as set forth in Schedule 5(d) with full voting power with respect to all of such Company Equity Interests, with complete and unrestricted power, and shall have the right, power, and authority to sell and deliver the Company Equity Interests to the Surviving Corporation, if required pursuant to the selected Acquisition Structure, without the Consent of any other Person. None of the Company Owners have entered into any Contract, plan, arrangement, commitment, or understanding with any person with respect to (i) any sale, transfer, assignment, pledge, gift, hypothecate, or other disposition, in whole or in part, of any of the Company Equity Securities, or (ii) any acquisition of the Company Equity Securities, or any options, warrants, scrip, rights to subscribe to or acquire, calls or commitments of any character whatsoever to acquire such Company Equity Securities. Upon payment of the Purchase Price for the Company Equity Interests and delivery to the Surviving Corporation at the Acquisition Closing of certificates or other instruments representing the Company Equity Interests (or if uncertificated, instruments or powers surrendering, assigning, and transferring such Company Equity Interests) in accordance with Section 4(b) hereof, the Surviving Corporation will receive full ownership of the Company Equity Interests, free and clear of all Liens, or preemptive or similar rights. The offer and sale of the Company Equity Interests to Surviving Corporation in accordance with the terms of, and as contemplated by, this Agreement will be in compliance with applicable federal securities laws and the securities laws of all other applicable jurisdictions.

(f) No Subsidiaries. The Company does not have any Subsidiaries nor does the Company own, directly or indirectly, any capital stock of or equity interests in any corporations, partnership, or other Person.

(g) Financial Statements.

(i) The Company has delivered to Kingfish complete copies of the Company's (A) audited financial statements consisting of the balance sheet (including related notes and schedules, if any) of the Company as of and at December 31, 2022 and 2021, and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Financial Statements”). The Company has furnished Kingfish with all management letters of its outside independent certified public accountants relating to audits performed in connection with the Financial Statements.

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(ii) The Financial Statements and all Current Financial Statements (as defined in section 8(e) hereof), including in each case, any related notes: (A) have been and will be prepared from, and are and will be in accordance with, in each case, the books and records of the Company, which books and records have been maintained in accordance with good business practices, (B) are and will be true, complete and correct in all respects as of their respective dates, (C) were prepared and will be prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of certain footnotes) applied on a consistent basis during the aggregate of the periods covered by the Financial Statements (or except as may be stated in the notes thereto) and (D) fairly present and will fairly present the financial position at the date thereof and the results of operations and cash flows (and changes in financial position, if any) of the Company for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not material in amount. The balance sheet of the Company as of December 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(h) Absence of Certain Changes or Events. Since the Balance Sheet Date: (A) the Company has conducted its businesses in all material respects only in the ordinary course and in a manner consistent with past practices, and (B) there not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, circumstance, event, change, development, or occurrence which, in any case, has had, or which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i) No Undisclosed Liabilities. Except for the Hancock Loan and the Affiliated Loans, the Company does not have any liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute, contingent, accrued or not accrued, matured or unmatured, liquidated or non-liquidated, or required by GAAP to be recognized or disclosed on a consolidated balance sheet or any notes to the consolidated financial statements of the Company or in the notes thereto or any Off-Balance Sheet Arrangements; except (a) those which are included in the Financial Statements (reflected or reserved against in the Balance Sheet as of the Balance Sheet Date), or (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which do not exceed $10,000 in aggregate amount.

(j) Assets.

(i) The sole asset of the Company is real property set forth in Schedule 5(j)(i) of this Agreement (“Company Real Property”). The Company has good, valid and, marketable title to the Company Real Property, free and clear of all Liens and secondary interests of any kind whatsoever (other than Permitted Liens and those set forth in Schedule 5(j)(ii) hereto). The Company Real Property is held in fee simple by the Company and none of the Liens thereon interfere with the enjoyment and use of the Company Real Property. The Company has delivered or made available to Kingfish a true, complete and correct copies of the deed and other instruments (as recorded) by which the Company acquired the Company Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company relating to the Company Real Property.

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(ii) The Company Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, except where noncompliance, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. To the Knowledge of the Company, the buildings and other structures on the Company Real Property are in good operating condition. Except for impairments, defaults or breaches, that, individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect, the covenants, conditions, rights-of-way, easements and similar restrictions affecting all or any portion of the Company Real Property do not, in each case, materially impair the ability to use any such Company Real Property in the operation of the businesses of Renovo as presently conducted, and no material default or breach exists thereunder by the Company.

(iii) The use and operation of the Company Real Property by the Company in the conduct of the business of Renovo and the Surviving Company, as the lessees of such Company Real Property, does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Company Real Property encroach on real property owned or leased by a Person other than the Company. There are no actions, claims, or suits pending nor, to the Company's Knowledge, threatened against or affecting the Company Real Property, or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(iv) Other than this Agreement, the Company is not obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase the Company Real Property or any portions thereof or interests therein.

(k) Material Contracts and Commitments.

(i) Schedule 5(k) of this Agreement lists each of the following Contracts to which a Company is currently a party or by which any of its assets are bound (collectively, the “Material Contracts”): (A) any agreement relating to bank debt (including without limitation, the Hancock Loan, obligations for borrowed money or guarantees thereof, interest rate swaps or hedging arrangements, sale and leaseback transactions, all Contracts relating to indebtedness or other similar financing transactions of the Company (including those with or from any Company Owners or any of their affiliates or related entities, the “Affiliate Loans”)(collectively, all obligations in Section 5(k)(i)(A) “Indebtedness”), (B) any Government Contracts, agreements, or understandings, (C) any lease (including subleases) of the Company Real Property by the Company (including with Renovo), (D) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company in personal property or, to the extent not included in Section 5(k)(i)(A), the Company Real Property, (E) any Contract to acquire equipment or commitment to make capital expenditures by the Company of $20,000 or more, (F) any Contract for the sale of any material properties or assets, or for the grant of any preferential right to purchase any such material properties or assets, or which requires the Consent of any third party to the transfer and assignment of any such material properties or assets, (G) any Contract requiring the Company to indemnify any Person or assume any Tax, environmental or other Liability of any Person, including indemnification arrangements with any current or former officer, director, employee or agent of the Company or any of its affiliates, (H) any partnership, joint venture, strategic alliance or cooperation agreement (or any Contract similar to the foregoing), (I) any power of attorney or similar documents granted by the Company, (J) any Contract that provides for payment obligations of the Company (whether contingent or otherwise) in respect of earn-outs, deferred purchase price arrangements (including, without limitations, indemnification escrow arrangements), or similar arrangements that have arisen in connection with investments in or acquisitions of any Person or the assets, rights, or properties of any Person, (K) any Contract which would prohibit, prevent, or materially delay, impede, or impair the consummation of any Post-Merger Acquisition or any of the Related Transactions; (L) any Contract with any Company Owner or their immediate family members, affiliates or related entities not otherwise disclosed pursuant to this Section 5(k), and (M) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 5(k).

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(ii) The Company does not have any employment, severance, change in control, consulting or other similar agreement or arrangements with any member, manager, executive officer, or other employee of the Company, or member, or with any independent contractors or consultants (or similar arrangements) to which the Company is a party.

(iii) The Company is not in material breach or violation of, or is in default under any Material Contract, nor, to the Knowledge of the Company, are any other parties to such agreements in default, and no act or omission has occurred which, with notice or lapse of time or both, would constitute a material breach, violation, or default under any term or provision of any such Contract. True and complete copies of all Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been furnished to Kingfish prior to the date of this Agreement. Each Material Contract is valid, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and is in full force and effect.

(l) Tax Matters.

(i) The Company (A) has timely filed (or there have been filed its behalf) all Tax Returns required to be filed by the Company, and all such Tax Returns are true, correct and complete in all material respects, and (B) all Taxes of the Company not yet due and payable have been fully accrued on the books of the Company. All Taxes due and payable by or with respect to the Company (whether or not shown as due and payable on any Tax Return) have been timely paid (or caused to be timely paid or duly and timely withheld and remitted) to the IRS and any other Governmental Entity (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any Tax (a “Taxing Authority”). No Taxes of or with respect to the Company are being contested as of the date of this Agreement, and the Company has received no written notice of any pending, threatened or proposed Tax Matters that have not been resolved.

(ii) The Company has made available to Kingfish complete and accurate copies of all material Tax Returns filed by or on behalf of the Company for all Tax periods ending after December 31, 2019.

(iii) the Company has properly withheld from payments to its independent contractors, creditors, members, and any other applicable Persons (and timely paid to the appropriate Taxing Authority) proper and accurate amounts for Taxes in compliance in all material respects with all Tax withholding provisions of applicable federal, state and local Laws.

(iv) There is no Tax deficiency or adjustment outstanding, proposed, assessed or threatened by any Governmental Entity against the Company and all Tax deficiencies asserted and assessments resulting from any Tax Matters have been fully paid and there is no deficiency refund litigation, proposed adjustment or matter in controversy with respect to such Taxes that are due and owing by the Company. For purposes of this Agreement, the term “Tax Matters” means any action, audit, claim, investigation, examination, dispute or controversy or any other controversy relating to Taxes of the Company, including any assessments, notices, demands, writs, suits, recovery proceedings, claims, representative assessee related proceedings, assessment proceedings, tax deduction at source related proceedings, re-assessment proceedings, interest related proceedings, penalty related proceedings, prosecution related proceedings, rectification, stay of demand related proceedings, appeals (at any level) and any appellate proceedings in relation to any of the foregoing.

(v) No Taxes of or with respect to the Company are being contested as of the date of this Agreement, and the Company has received no written notice of any pending, threatened or proposed Tax Matters that have not been resolved.

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(vi) There are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP.

(vii) The Company (A) has not granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company, or (ii) is currently the beneficiary of any extension of time within which to file any Tax Return. No power of attorney has been granted by or with respect to the Company with regard to any matters relating to Taxes that is currently in effect.

(viii) The Company is not a party to or subject to any Contract relating to the sharing, allocation or payment of, or indemnity for, any Taxes, other than any such Contract entered into in the ordinary course of business consistent with past practice, the primary purpose of which is not Taxes

(ix) The Company has not agreed and is not required to make any adjustment in any respect (nor has any Taxing Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state or local Law) and, to the Company’s Knowledge, no Governmental Entity has proposed any such adjustment, and the Company does not have an application pending with any Governmental Entity requesting permission for any changes in accounting methods for Tax purposes, in all cases, which adjustments would not have been fully accounted for prior to the date of this Agreement.

(x) The Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the date of this Agreement as a result of any (A) change in method of accounting for a taxable period ending on or prior to any Acquisition Closing, (B) use of an improper method of accounting for a taxable period ending on or prior to the date of this Agreement; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date of this Agreement, (D) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (E) installment sale or open transaction disposition made on or prior to the date of this Agreement, (F) prepaid amount received on or prior to the date of this Agreement, (G) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (H) any deferred amounts pursuant to Sections 451(c), 455, 456 or 460 of the Code or any corresponding provision of applicable Law.

(xi) The Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and none of the Company Equity Interests are “regularly traded on an established securities market” for purposes of Section 1445(b)(6) of the Code and treasury regulation Section 1.1445-2(c)(2).

(xii) The Company has not requested or received a ruling, relief, advice, accounting method change, special Tax incentives or other request from any Taxing Authority or signed any binding agreement with any Taxing Authority.

(xiii) The Company (A) is not, and has never been, a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return or (B) has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

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(xiv) The Company has never distributed the equity interests of another Person, nor has the Company had its Company Equity Interests distributed by another Person, within the three (3)-year period preceding the date of this Agreement or as part of a plan (or series of related transactions), as defined in Section 355(e) of the Code, which includes the transactions contemplated by this Agreement, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xv) The Company does not pay any income Taxes and is not obligated, and has not agreed, to pay any Taxes of any equity holders (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction, or otherwise), and no equity holder (or former equity holder) of the Company has any right to any distributions with respect to Taxes (or otherwise) from the Company that will survive the Closing.

(xvi) The Company has not (A) made any election to defer any payroll Taxes or claimed under any Tax credit under the CARES Act or the Families First Coronavirus Response Act (P.L. 116-127) or (B) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(xvii) At all times from its date of its formation: (A) the Company has been taxed as partnership for federal and state income Tax purposes and is and was eligible for such treatment; and (B) each of the members of the Company has paid all required income taxes with respect to such member’s distributive share of the Company’s items set forth in Section 702 of the Code.

(m) Intellectual Property.

(i) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company: (A) the Company owns, free and clear of all Liens, or have a valid license or otherwise possess valid rights to use all Intellectual Property (defined below) and Owned Software (defined below) necessary to conduct the business of the Company as it is currently conducted, (B) the conduct of the business of the Company as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (C) there are no pending or, to the Knowledge of the Company, threatened claims with respect to any of the Owned Software or the Intellectual Property rights owned by the Company, (D) the Company has not received any written notice of any infringement or misappropriation by, or conflict with, any Person with respect to such Intellectual Property or Owned Software, nor has the Company received any notice of claims of infringement or misappropriation of or other conflict with any Intellectual Property of any Person; (E) the Company has taken commercially reasonable steps to register and otherwise protect all Intellectual Property owned by the Company; (F) the Company has valid licenses for all software used in the conduct of the business of the Company as it is currently conducted and the Company has not been the subject of, or have been given notice of, any actual or proposed or threatened software license audit by any other entity, association or Person; (G) none of the software necessary for the business of the Company is subject to an open source software license (including without limitation any GNU General Public License, Creative Commons License, or any similar open source license); and (H) neither execution of this Agreement nor completion of a Post-Merger Acquisition and Related Transactions contemplated herein will invalidate or violate any license or other agreement with respect to the Intellectual Property owned or used by the Company or any confidentiality agreement or non-disclosure agreement or provision to which the Company is subject.

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(ii) There are no IP Licenses in which (A) the Company is the licensor or licensee, (B) annual payments required thereunder exceed $25,000, and (C) the parties thereto continue to have any obligations, duties or liabilities thereunder. There are no material breaches or defaults under any IP License by the Company or by any other party thereto, and there exists no event or condition which does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party thereto, under any such IP License. The Company has not licensed or sublicensed any of its material rights in or assigned or entered into settlement agreements with respect to any Intellectual Property owned by the Company, other than pursuant to the IP Licenses.

(iii) For purposes of this Agreement, (A) “Intellectual Property” shall mean all of the following: (I) registered and unregistered trademarks, trade dress, service marks, logos, trade names, slogans, corporate names and all registrations and applications to register the same; (II) issued patents and pending patent applications, patent registrations, patent disclosures, letters patent and any and all divisions, continuations, continuations‑in‑part, continuing prosecution applications, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom or from which priority may be claimed, utility models, patents of importation or confirmation, certificates of invention and like statutory rights’; (III) registered and unregistered copyrights (including any work of authorship in which copyright does or may subsist under the law of any jurisdiction), rights of publicity, and all registrations and applications to register the same; (IV) Internet domain name applications and registrations; (V) rights in any “mask works” as such term is defined in 17 U.S.C. § 901, et seq., and any registrations or applications therefor; (VI) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, technology, inventions, and business information; and (VII) all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, Copyrights or Mask Works, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing (“IP Licenses”); including in all cases, those used in conjunction with the Owned Software, (B) “Owned Software” shall mean the Company Software owned by the Company (including without limitation the source code, binary executable code, object code, compilers, assemblers and algorithms therein) does not violate the rights of any third part, and (C) “Company Software” shall mean the software owned or licensed by the Company (other than commercially available “off-the-shelf” software) that is material to the business of the Company. The Company has no Company Software or Owned Software.

(n) Insurance. The Company has made available to Kingfish copies of all material insurance policies (including title insurance policies) maintained by the Company, including, without limitation, all policies relating to fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by Company o and relating to the assets, business, operations, employees, officers and directors of the Company (the “Company Insurance Policies”). All Company Insurance Policies are in full force and effect and all premiums payable as to such policy or bond with respect to all periods up to and including the Acquisition Closing have been, or will be prior to the Acquisition Closing, fully paid. All Company Insurance Policies will remain in full force and effect with respect to all occurrences insured under such polices during the period before the Acquisition Closing or will be replaced with similar policies. All such Company Insurance Policies (i) are valid and binding in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. There are no material claims pending or that could be filed under such Company Insurance Policies or that has been denied or disputed by the insurer. No written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

(o) Environmental Matters.

(i) The Company and its Participation Facilities and Loan Properties are, and have been, in compliance all applicable Environmental Laws. The Company has not received any notice, notification, report, demand, request for information, citation, summons, or order, and no complaint has been filed or suit, or Legal Proceeding initiated, no penalty has been assessed, and no investigation or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other person relating to or arising out of any Environmental Law with respect to the Company’s past or current operations, Participation Facilities or Loan Properties. To the Knowledge of the Company, there is no reasonable basis for any suit, claim, action, or proceeding, or any notice, notification, report, demand, request for information, citation, summons, order, complaint, penalty, investigation, or review of the type as described in this Section 5(o)(i) of this Agreement.

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(ii) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any Hazardous Materials, or owned or operated their respective businesses or any Participation Facilities or Loan Properties (and no such Participation Facilities or Loan Properties is contaminated by any such Hazardous Substance), so as to give rise to any Liability (contingent or otherwise) or investigatory, corrective or remedial obligations pursuant to Environmental Laws. There have been no releases of Hazardous Material in violation of any Environmental Law or any Hazardous Materials present on, in, on, under, or affecting any current or previously owned or leased real properties of the Company or any of its past or current Participation Facilities or Loan Properties. The Company has not assumed, undertaken, or provided an indemnity with respect to, or otherwise become subject to, any Liability of another Person relating to any Environmental Laws. The Company has made available to Kingfish as of the date of this Agreement, and will make available to the Surviving corporation prior to the Acquisition Closing, all environmental audits, reports and all other material environmental documents relating to owned or leased real properties of the Company and its predecessors’ past or current properties, facilities or operations which are in their possession or under their reasonable control. No underground or above ground storage tanks are located on the owned or leased real properties of the Company or any of its predecessors’ past or current Participation Facilities, Loan Properties or operations.

(p) Compliance with Laws; No Violations.

(i) The Company has in effect and holds all Permits which are necessary for them to own, lease, and operate its assets and properties and to carry on its business as now conducted. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit and the Company does not have any Knowledge that (A) any of the Permits held by the Company that will not be renewable, if necessary, by the Surviving Corporation following the Post-Acquisition Merger Acquisition, or (B) any of such Permits will not otherwise be renewable, if necessary, in the ordinary course after the Acquisition Closing. The Company has not received any notification or communication from any Governmental Entity (including any state or local regulatory authorities) (A) asserting that the Company is not in compliance with any of the Laws, orders, judgments, writs, Injunctions, decrees, or Permits, or (ii) threatening to terminate, revoke, cancel, or reform any Permits. The Company has not entered into any Contract, memorandum of understanding, or other arrangement with any Governmental Entity as a condition to receiving or maintaining any Permit.

(ii) The Company is not in conflict with or, in default under, or in violation of, (A) any of its Company Charter Documents, or (B) any Law, Permit, order, judgment, writ, Injunction, or decree applicable to the Company, or by which its assets or properties. To the Knowledge of the Company no investigation by any Governmental Entity with respect to the Company is pending or threatened.

(r) Employees and Benefit Plans. The Company has no employees and does not maintain any Benefit Plans.

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(s) Legal Proceedings. There are no Legal Proceedings or investigation instituted or pending or, to the Knowledge of the Company or any of the Company Owners, threatened (or unasserted or not threatened but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against, affecting or naming as a party thereto, the Company or against any of its assets or properties or against any of the Company Owners, that would, individually or in the aggregate (a) be material to the Company, or (b) materially impede, delay, or impair the consummation of a Post-Merger Acquisition Merger and the Related Transactions. To the Knowledge of the Company and each of the Company Owners, there does not currently exist any valid basis for any such Legal Proceeding. There are no outstanding judgments, orders, writs, Injunctions, awards, or decrees of any Governmental Entity or arbitrator against the Company or against any of its properties or assets or against any of the Company Owners, or, to the Knowledge of the Company or any of the Company Owners, any of the current or former managers or members or officers (in his or her capacity as such), or other Persons whom the Company has agreed to indemnify (that would give rise to the obligation of the Company to indemnify or advance expenses to such Person).

(t) Books and Records. The minute books and Company Equity Interest ledger of the Company, all of which have been made available to Kingfish, are and will be at the Acquisition Closing, complete and correct and been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Company Owners and the manager(s) of the Company, and no meeting or action taken by written consent, of any such Company Owners or the manager(s) of the Company has been held for which minutes have not been prepared and are not contained in such minute books. At the Acquisition Closing, all of those books and records will be in the possession of the Company.

(u) Certain Business Practices. The Company nor, to the Knowledge of the Company, any manager, officer, agent, or other representative of the Company has directly or indirectly in violation of any law, rule or regulation (including the FCPA): (i) made any contribution, gift, bribe rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (bii established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purpose of taking any of the actions in Section 5(u) hereof. The Company and, to the Knowledge of the Company, the Company’s Affiliates have at all times since January 1, 2019 conducted their respective businesses in compliance with the FCPA (including the recordkeeping provisions of the FCPA) and all similar laws, rules and legal requirements, domestic and foreign, and the Company has instituted and maintained policies, procedures, and controls designed to ensure continued compliance therewith and will all similar laws, rules and requirements, domestic and foreign.

(v) Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company

(w) Statements True and Correct. None of the information supplied or to be supplied by the Company for inclusion in a Form 8-K, or other appropriate form, to be filed with the SEC by Kingfish or the Surviving Corporation under the Securities Act or the Exchange Act in connection with any Post-Merger Acquisition transactions (the “Form 8-K”), or any other document to be filed with the SEC in connection with the Post-Merger Acquisition transactions will, at the respective time such documents are filed, contain any untrue statement of a material fact or omit to state any material fact necessary relating to the Company Owners, the Company or its officers and managers in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading. All documents that the Company is responsible for filing with any Governmental Entity in connection with the Post-Merger Acquisition transactions will comply as to form in all material respects with the provisions of applicable Law, including applicable provisions of the Securities Laws.

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6. Representations and Warranties of Kingfish. Kingfish hereby represents and warrants, to the Company and the Company Owners as follows:

(a) Organization, Standing, and Power. Kingfish is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

(b) Authority; Due Execution. Kingfish has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Post-Merger Acquisition transactions, subject in the case of the certain Acquisition Structures, to obtaining approval from holders of at least a majority of the outstanding shares of Common Stock in favor thereof (“Stockholder Approval”). The execution, delivery, and performance of this Agreement by Kingfish and the consummation by the Surviving Corporation have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Kingfish, except in the case of any required Stockholder Approval for a specific Acquisition Structure. This Agreement has been duly executed and delivered by Kingfish and, assuming due and valid authorization, execution, and delivery hereof by the Company, this Agreement is a valid and binding obligation of Kingfish enforceable against it in accordance with its terms (subject to the applicable Bankruptcy and Equity Exceptions).

(c) No Conflicts; No Consents.

(i) Neither the execution and delivery of this Agreement by Kingfish nor the consummation by the Surviving Corporation of the Post-Merger Acquisition transactions, nor compliance by Kingfish or the Surviving Corporation with any of the terms or provisions herein, will (A) conflict with or violate any provision of the certificate of incorporation, bylaws, or other organizational documents of Kingfish or the Surviving Corporation (“Purchaser Charter Documents”), or (B) violate, conflict with, constitute or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of any benefit under, or require a Consent pursuant to, or result in the creation of any Lien upon any material assets or properties of the Surviving Corporation pursuant to, any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan, or other instrument or obligation to which Kingfish is a party, or by which any of its properties or assets may be bound or affected, when such violation, conflict, breach, default, creation of Lien, or failure to obtain a Consent would, in the aggregate have a Material Adverse Effect on the Surviving Corporation, or (C) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Surviving Corporation or any of its properties or assets which in the aggregate would have a Material Adverse Effect on Kingfish.

(ii) No notice to, registration, declaration, or filing with, order, authorization, or Permit of, exemption or waiver by, or Consent of, or any action by any Governmental Entity is necessary or required as a pre-condition to the execution and delivery of this Agreement by Kingfish or the consummation by the Surviving Corporation of the Post-Merger Acquisition and the other Related Transactions, other than (A) those required in connection or compliance with the provisions of applicable Securities Laws and state corporate and securities Laws and (B) in the case of a Company Merger, any filings required to be made with the Florida Secretary and Delaware Secretary.

(d) Common Stock Issuances. All of the issued and outstanding shares of Common Stock, as of the date hereof, are, and immediately prior to an Acquisition Closing will be, and all of the Common Stock, if any, to be issued pursuant to a Post-Merger Acquisition transaction will be upon consummation of such Post-Merger Acquisition, when issued in accordance with the terms of this Agreement and such Post-Merger Acquisition, duly and validly issued and outstanding and fully paid and nonassessable.

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(e) SEC Filings; Financial Statements.

(i) Kingfish has filed with or furnished to, as applicable, the SEC Reports, required to be filed by Kingfish with the SEC since September 30, 2020. True, correct, and complete copies of all the SEC Reports are publicly available in the Electronic Data, Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. None of the SEC Reports, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Kingfish, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.

(ii) The audited consolidated financial statements and the unaudited interim financial statements of Kingfish (including, in each case, the notes thereto) contained in the SEC Reports filed on Forms 10‑K or Forms 10‑Q, including any SEC Reports filed subsequent to the date of this Agreement until the Acquisition Closing (as of the dates thereof and for the periods covered thereby) (A) are or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10‑Q promulgated by the SEC), and (B) present or will present fairly the financial position of Kingfish as of their respective dates and the results of operations and cash flows of for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year‑end adjustments which were not or are not expected to be material in amount, and except for the absence of certain footnote information in the unaudited statements.

(f) Tax Matters.

(i) All Tax Returns required to be filed by or on behalf of Kingfish have been filed, or requests for extensions have been filed, granted, and have not expired for periods ending on or after September 30, 2021, and on or before the date of the most recent fiscal year and immediately preceding this Agreement, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Kingfish and all such returns filed are true, complete, and accurate in all material respects. Kingfish has paid or caused to be paid all Taxes shown to be due on such Tax Returns. There is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any Taxes that is reasonably likely to result in a determination that would have a Material Adverse Effect on Kingfish. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been paid accrued.

(ii) Adequate provision for any Taxes due or to become due for Kingfish for any period or periods through the date of the Kingfish Financial Statements, has been made and is reflected on such Kingfish Financial Statements.

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(iii) Deferred Taxes of Kingfish have been provided for in the Kingfish Financial Statements in accordance with GAAP.

(iv) Kingfish is in compliance with, and their records contain all information and documents (including properly completed Internal Revenue Service Forms W‑9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions which are not reasonably likely to have a Material Adverse Effect on Kingfish.

(g) Environmental Matters. To the Knowledge of Kingfish, Kingfish and its current or previously owned or operated Participation Facilities and Loan Properties are, and have been, in compliance in all material respects with all applicable Environmental Laws, except for violations which are not reasonably likely to have a Material Adverse Effect on Kingfish. To the Knowledge of Kingfish, there is no suit, claim, action, or proceeding pending or threatened before any Governmental Entity, or other forum in which Kingfish or any of its Loan Properties or Participation Facilities has been or, with respect to threatened proceedings may be named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by Kingfish, or any of its Loan Properties or Participation Facilities, except for such proceedings pending or threatened that are not reasonably likely to have a Material Adverse Effect on Kingfish. To the knowledge of Kingfish, no notice, notification, demand, request for information, citation, summons, or order has been received, to the Knowledge of Kingfish, no complaint has been filed, no penalty has been assessed, and to the Knowledge of Kingfish no investigation or review is pending or, to the Knowledge of Kingfish, is threatened by any Governmental Entity or other person relating to or arising out of any Environmental Law. To the Knowledge of Kingfish, there is no reasonable basis for any suit, claim, action, or proceeding of the type as described in Section 6(g) of this Agreement, except as would not have a Material Adverse Effect on Kingfish. To the Knowledge of Kingfish, there has been no release of Hazardous Material in, on, under, or affecting any current or previously owned or leased real property of t Kingfish or any of its Participation Facilities or any Loan Properties, except where such release does not or is not reasonably likely to have, in the aggregate, a Material Adverse Effect on Kingfish.

(h) Compliance with Laws; No Violations.

(i) Kingfish has in effect and holds all Permits of and from all Governmental Entities necessary for it to own, lease, and operate its material assets and property and to carry on its business as now conducted, except for such Permits the absence of which are not reasonably likely to have a Material Adverse Effect on Kingfish. Kingfish has not received any notification or communication from any Governmental Entity (A) asserting that Kingfish is not in compliance with any of the Laws, orders, judgments, writs, Injunctions, or decrees which such Governmental Entity enforces, which as a result of such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Kingfish, or (B) threatening to revoke any Permits.

(ii) Kingfish is not presently in conflict with or, in default under or in violation of, (A) any of Purchaser Charter Documents, or (B) Law, Permit, order, judgment, writ, Injunction, or decree applicable to Kingfish’s business or by which any of its assets or properties are bound or affected except for conflicts, defaults, or violations that are not reasonably likely to have a Material Adverse Effect on Kingfish.

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(i) Legal Proceedings. There are no Legal Proceedings instituted or pending or, to the best of the Knowledge of Kingfish, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Kingfish, or against any of its properties, assets, interests, or rights, that is reasonably likely to have a Material Adverse Effect on Kingfish. Kingfish is not a party to any agreement or instrument or is subject to any restrictions under the Purchaser Charter Documents, or other corporate restriction, or any judgment, order, writ, Injunction, or decree of any Governmental Entity or arbitrators that is reasonably likely to have a Material Adverse Effect on Kingfish.

(i) Brokers and Finders. Neither Kingfish, nor any of its directors, officers, or employees has employed any agent, broker, finder, investment banker, or other intermediary or incurred any liability for any financial advisory services, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for Kingfish in connection with this Agreement or the Post-Merger Acquisition transactions.

(j) Material Contracts. Except as disclosed in Schedule 6(j) hereof, all material contracts, agreements, leases, commitments, and other instruments to which Kingfish is a party and which are required to be filed as an exhibit to SEC Reports prior to the date of this Agreement have been so filed.

7. Conduct of Business of the Company Prior to an Acquisition Closing. During the period from the date of this Agreement until the Expiration Time, unless the prior written consent of the Surviving Corporation shall have been obtained or except as required by applicable Law or expressly contemplated by this Agreement, the Company shall (and the Company Owners shall cause the Company to): (i) conduct its business only in the usual, regular, and ordinary course consistent with past practice, (ii) use their reasonable best efforts to maintain and preserve substantially intact its assets (including, without limitation, the Company Real Property), properties, and Material Contracts, and (iii) to preserve their present relationships with lenders and other Persons having business relationships with the Company. Without limiting the generality of the foregoing, between the date of this Agreement and the Expiration Time, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, the Company shall not (and the Company Owners shall cause the Company not to), without the prior written consent of the Surviving Corporation:

(a) amend or propose to amend any of the Company Charter Documents or adopt or approve a limited liability operating agreement of the Company;

(b) (i) adjust or reclassify any of the Company Equity Interests or authorize the issuance of any other securities in respect of or in substitution for Company Equity Interests, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire any Company Equity Interests, (C) exchange, directly or indirectly, any Company Equity Interests, or any securities convertible into any of the Company Equity Interests, or (D) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property, or otherwise) in respect of respect to its Company Equity Interests, or enter into any Contract with respect to the voting of, any Company Equity Interests;

(c) issue, sell, pledge, dispose of, encumber, authorize the issuance of, enter into any Contract or other instrument, to issue, sell, pledge, dispose of, encumber, or otherwise permit to become outstanding any additional Units or other Company Equity Interests, or any Economic Interests, or any Option to acquire any Company Equity Interests;

(d) enter into or make any agreement to enter into any Contract, understandings, arrangements or undertakings to transfer, sell, lease, assign or otherwise dispose of the Company Real Property or any portion thereof or interest therein, or grant any option, right of first refusal, purchase right, or other contractual rights to transfer, sell lease, assign or otherwise dispose of the Company Real Property or any portion thereof or interest therein.

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(e) hire any employees, officers, representatives or agents of the Company requiring payment of compensation, whether in cash or otherwise, or establish, adopt, enter into, any Benefit Plan, agreement, program, policy, trust, fund, or other arrangement, or enter into any employment or severance agreements with any Person for any reason whatsoever; provided, that the Company may engage attorneys and accountants and similar professional advisors in the ordinary course consistent with past practices;

(f) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(g) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of Company Equity Interests or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any of its assets or properties (including the Company Real Property); or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of the Company or any of its assets or properties;

(h) (i) repurchase, prepay, or incur any additional debt obligation or other obligation for borrowed money, (ii) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of an individual, corporation, or other entity, (iii) make any loan or advance to any manager, member, or officer of the Company or to any other Person, or cancel, release, or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts, agreements, or other instruments in force at the date of this Agreement, or (iv) issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person;

(i) enter into, amend, or modify in any material respect, or consent to the termination of (other than at its stated expiration date or other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims) any Material Contract (including any leases of the Company Real Property with Renovo) or any other Contract that, if in effect as of the date hereof would constitute a Material Contract;

(j) institute, settle, or compromise any Legal Proceeding involving the payment of monetary damages by the Company, other than any Legal Proceeding brought against the Surviving Corporation arising out of a breach or alleged breach of this Agreement by or the Surviving Corporation;

(k) make any significant change in any method of Tax methods or financial accounting principles or practices or systems of internal accounting controls in effect on the date of this Agreement, in each case except for any such change required by a change in GAAP or applicable Law;

(l) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

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(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Intellectual Property, or grant any right or license to any Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(0) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) agree to, or make any commitment to, take any of the actions prohibited by Section 7 of this Agreement.

8. Additional Agreements.

(a) SEC Filings. The Surviving Corporation shall prepare and, within four Business Days after the Acquisition Closing Date, file a Form 8-K with the SEC, to disclose the closing of the Post-Merger Acquisition. The Company shall furnish the Surviving Corporation with all information concerning the Company and Company Owners as the Surviving Corporation may reasonably request in connection with the foregoing.

(b) Access To Information. From the date hereof until the Expiration Time, the Company shall afford Kingfish (and the Surviving Corporation) and its accountants, counsel, and other representatives, during normal business hours, reasonable access to all of its properties, books, contracts, commitments, and records and, during such period, of the Company. Each party hereto shall, and shall cause its advisors and representatives to conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the parties having due regard for the foregoing, No investigation shall affect the Company's representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Kingfish pursuant to this Agreement.

(c) No Solicitation.

(i) The Company and each Company Owner agrees that they shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal (as such term relates specifically to the Company, “Company Acquisition Proposal”) and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed. Except with respect to this Agreement, from the date of this Agreement until the Expiration Time, neither the Company Owners nor the Company shall (and the Company shall not authorize or permit any of Representatives to) directly or indirectly: (A) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party Company Acquisition Proposal or the sale of the Company Real Property; or (B) enter into any Contract with respect to any Company Acquisition Proposal or the sale of the Company Real Property; or (iii) in the event of an unsolicited Company Acquisition Proposal or an inquiry or offer to purchase the Company Real Property, engage in negotiations or discussions with, or provide any information or data to, any Person (other than or any of its Affiliates or representatives) relating to an Company Acquisition Proposal or the sale of the Company Real Property.

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(ii) The Company shall promptly, and in any event within one (1) Business Day, notify Kingfish (or the Surviving Corporation) if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal Interest as it relates to the Company (“Company Acquisition Proposal Interest”) or an inquiry or offer to purchase the Company Real Property. Such notice shall identify the Person indicating such Company Acquisition Proposal Interest or an inquiry or offer to purchase the Company Real Property and the material terms and conditions of any such Company Acquisition Proposal or an inquiry or offer to purchase the Company Real Property.

(iii) Neither the Company nor any Company Owner shall (A) approve or recommend or propose to approve or recommend, any Company Acquisition Proposal or the sale of the Company Real Property, or (B) enter into any Contract or any direct or indirect understanding, or arrangement with respect to any Company Acquisition Proposal or the sale of the Company Real Property.

(d) Notices of Certain Events. Subject to applicable Law, the Company shall notify the Surviving Corporation, and the Surviving Corporation shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or any Post-Merger Acquisition transaction, and (ii) any event, change, or effect between the date of this Agreement and the Expiration Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (A) a material breach of any of its representations, warranties, or covenants contained herein, (B) reasonably likely to have a Material Adverse Effect on such party, or (C) the failure of any of the conditions set forth in Section 9 of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 8(d) or the failure of any condition set forth in Section 9 of this Agreement to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 9 of this Agreement to be satisfied; and provided, further, that, the delivery of any notice pursuant to this Section 8(d) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

(e) Company Financial Statements. From the date hereof until the earlier of a Post-Merger Acquisition or the Expiration Time, the Company shall deliver to Kingfish or the Surviving Corporation, the following financial information (“Current Financial Statements”) within seventy-five (75) days after the end of each fiscal year of the Company, a copy of the audited financial statements consisting of the balance sheet (including related notes and schedules, if any) of the Company as of and at the end of such fiscal year and the related statements of income and retained earnings, and cash flow for the year then ended.

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(f) Company Owners. From the date hereof until the earlier of a Post-Merger Acquisition or the Expiration Time, the Company Owners (i) shall cause the Company to comply with the terms, conditions, and covenants set forth in this Agreement, (ii) shall not take any actions or permit the Company to take any actions which would violate or breach the terms and conditions of this Agreement, and (iii) without the prior written consent of Kingfish shall not sell, assign, gift, bequest, distribute, exchange, pledge, hypothecate any Company Equity Interests beneficially owned or controlled by such Company Owner, place of a lien thereon or a grant of a security interest therein or other encumbrances thereon, judicial attachment, contribute to a trust or other Person, or other transfer or disposition (voluntarily or involuntarily, by operation of law or otherwise, and whether as security or otherwise) by a such Company Owner of all or a portion of its Company Equity Interests or any right or interest therein (each. a “Transfer”), including, without limitation, any indirect Transfer, such as (A) the sale, assignment, gift, bequest, distribution, exchange, pledge, hypothecation, placement of a lien thereon or a grant of a security interest therein or other encumbrances thereon, judicial attachment, contribution to a trust or other Entity, or other transfer or disposition (voluntarily or involuntarily, by operation of law or otherwise, and whether as security or otherwise) of a controlling equity interest in any Person which owns of record any of the Common Equity Interests, or (B) the merger or consolidation of a Company Owner or of any other Person referred to in clause (A) above with another Person. Notwithstanding the provisions of Section 8(f)(iii), Kingfish shall not unreasonably prohibit a Transfer of Company Equity Interests: (A) by and between the Company Owners, or (B) through bequest or inheritance to or for the benefit of a family member of an individual Company Owner (which shall be limited to a spouse, lineal ancestor or decedent, or sibling) or to a trust, partnership or limited liability company for the benefit of such family members, provided, however, that, the transferee has agreed in writing to execute and to be bound by the terms of this Agreement and the Transfer restrictions of Section 8(f)(iii) as though they were a Company Owner and, upon completion of such Transfer, such transferee will be deemed to be a Company Owner hereunder and subject to the provisions of this Agreement as such.

(g) Payment of Indebtedness.

(i) From the date of this Agreement through the Expiration Time, the Company will timely pay all amounts owed under the Hancock Loan when due.

(ii) Prior to the Acquisition Closing, the Company and the Company Owners shall take all steps necessary to repay the outstanding principal, interest, and other amounts owed under, or satisfy all obligations under, or otherwise terminate all obligations owed under all of the Affiliate Loans.

(h) Updates to Representations and Warranties. For the duration of this Agreement, the Surviving Corporation and the Company shall review any changes in facts and circumstances and shall work together to make any required updates to the representations and warranties made under this Agreement. Notwithstanding the foregoing, the Company shall not be entitled to update or modify any of its representations and warranties under this Agreement or any of the schedules provided under this Agreement without the express written consent of the Surviving Corporation, which may be withheld in the Surviving Corporation’s sole and absolute discretion.

9. Conditions to Post-Merger Acquisition. The Surviving Corporation’s option to consummate a Post-Merger Acquisition transaction following the Exercise of the Purchase Option will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Acquisition Closing of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and any representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the date of this Agreement and as of the Acquisition Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time. Notwithstanding any of the foregoing, the representations and warranties of the Company set forth in Section 5(d) of this Agreement shall be true and correct in all respects.

(b) Each and every agreement and covenant of the Company to be performed or complied with pursuant to this Agreement prior to the Acquisition Closing shall have been duly performed and complied with in all material respects.

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(c) The Company shall have obtained any and all Consents required for consummation of the Post-Merger Acquisition transaction and all other Related Transactions contemplated hereby or thereby, or for preventing any default under any agreement, contract, other instrument or Permit to which the Company is a party, which, if not obtained or made, is reasonably likely, individually or in the aggregate, to be materially adverse to the Surviving Corporation after the Acquisition Closing.

(d) There shall not have occurred any Material Adverse Effect with respect to the Company prior to the Acquisition Closing.

(e) Immediately prior to or concurrently with the Acquisition Closing, the Hancock Loan, the Affiliate Loans, and all other Indebtedness of the Company shall be paid in full and any all Liens placed on any of the assets of the Company, including, without limitation, the Company Real Property, shall be satisfied and released.

(f) The Company and each Owner shall have delivered such instruments and agreements reasonably requested by the Surviving Corporation to effect the Post-Merger Acquisition transaction and all Related Transactions contemplated by this Agreement including without limitation any instruments and agreements pursuant to which all Company Equity Interests beneficially owned by such Company Owner, including, without limitation, the Units, shall be surrendered, transferred, and assigned by them to the Surviving Corporation, free and clear of all Liens, or preemptive or similar rights.

10. General Provisions.

(a) Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the schedules and exhibits hereto, and the other documents, agreements and instruments executed and delivered pursuant to the terms of this Agreement, contains the entire agreement among the parties hereto with respect to the subject matter hereof, and such Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral. Nothing in this Agreement, expressed or implied, is intended to and does not confer upon any Person or the heirs, successors, or assigns of such Person (other than the parties hereto) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Except as expressly stated in this Agreement, none of the parties hereto makes any agreement, covenant or representation or warranty, express or implied, to any other party hereto.

(b) Fees and Expenses. Each party hereto shall bear and pay its own fees, costs and expenses incident to preparing, entering into and carrying out this Agreement and to consummating the transactions contemplated hereby.

(c) Amendment and Modification. To the extent permitted by Law, this Agreement may be amended, modified, and supplemented by a subsequent writing signed by each of the Company Owners, the Company, and Kingfish (or the Surviving Corporation).

(d) Waivers. Prior to or at the effective time of the Acquisition Closing, each party shall have the right to waive any default in the performance of any term of this Agreement by the other parties, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any provision contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or the breach of any other term of this Agreement.

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(e) No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person, and any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

(f) Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the earlier of the Acquisition Closing or the Expiration Time. This Section 10(f) does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Acquisition Closing or the Expiration Time.

(g) Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (i) delivered by registered or certified mail, return receipt requested, postage prepaid, (ii) by expedited mail or package delivery service guaranteeing next Business Day delivery, or (iii) delivered personally, by hand, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder):

Company:	6 LLC
800 Morgan Johnson Road
Bradenton, Florida 34208
Attn: Lori Toomey, President

With a copy to:

Trenam Law
101 East Kennedy Boulevard, Suite 2700
Tampa, FL 33602
Attn: Richard A. Bruner Jr.

Company Owners:

c/o 6 LLC
800 Morgan Johnson Road
Bradenton, Florida 34208
Attn: Lori Toomey, President

Kingfish or the Surviving Corporation:

Kingfish Holding Corporation
822 62nd Street Circle East, Suite 105
Bradenton, Florida 34208
Attn: Ted Sparling, CEO

With a copy to:

Carlton Fields P.A.
4221 W. Boy Scout Boulevard, Suite 1000
Tampa, FL 33607
Attn: Richard A. Denmon

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Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first Business Day after depositing such notice of communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next Business Day if next Business Day delivery service has been requested and paid for; or (z) upon delivery if hand delivered or telecopied to the appropriate address and Person as provided hereinabove or to the Person to whose attention the notice is to be given to the other parties in the manner hereinabove provided.

(h) Governing Law; Jurisdiction.

(i) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of Florida, without regard to choice of law rules or principles that would result in the application of the Laws of any other jurisdiction.

(ii) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Post-Merger Acquisition transaction, or any of the transactions contemplated hereby may be brought against any of the parties solely in any federal or state courts of competent jurisdiction in the courts of the State of Florida located in Hillsborough County or, if it can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection it may now or hereinafter have to venue or to convenience of forum, and the parties agree that all claims with respect of the action, litigation, suit or proceeding shall be heard and determined only such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Post-Merger Acquisition transaction, or any of the other transactions contemplated hereby in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Florida. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in this Section 11, together with notice of such service to such party, shall be deemed effective service of process upon such party.

(i) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

(j) Specific Performance. Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and it is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(k) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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(l) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(m) Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures on Next Page]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first written above.

KINGFISH HOLDING CORPORATION

By:
Ted Sparling
Chief Executive Officer

THE COMPANY:

6 LLC

By:
Lori Toomey
President

THE COMPANY OWNERS:

Randy Moritz

Keri Moritz

Brian Kendzior

Alison Kendzior

James Toomey

Lori Toomey

Kristen Toomey

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